Exhibit 3.3

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF INTELLON CORPORATION

a Delaware corporation

Intellon Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

1. The name of the Corporation is Intellon Corporation. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on June 10, 2003.

2. The amendment and restatement herein set forth has been duly approved by the Board of Directors of the Corporation and by the stockholders of the Corporation pursuant to Sections 141, 228 and 242 of the General Corporation Law of the State of Delaware (“DGCL”). Approval of this amendment and restatement was approved by a written consent signed by the stockholders of the Corporation pursuant to Section 228 of the DGCL.

3. The restatement herein set forth has been duly adopted pursuant to Section 245 of the DGCL. This Amended and Restated Certificate of Incorporation restates and integrates and amends the provisions of the Corporation’s Certificate of Incorporation.

4. The text of the Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:

ARTICLE FIRST

The name of the corporation is Intellon Corporation.

ARTICLE SECOND

The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE THIRD

The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE FOURTH

A. Capital Stock.

1. This Corporation is authorized to issue two classes of stock, to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is 205,000,000 shares. 200,000,000 shares shall be Common Stock, par value $0.0001 per share, and 5,000,000 shares shall be Preferred Stock, par value $0.0001 per share.

2. The Board of Directors is further authorized to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any series, the number of which was fixed by it, subsequent to the issuance of shares of such series then outstanding, subject to the powers, preferences and rights, and the qualifications, limitations and restrictions thereof stated in this Certificate of Incorporation or the resolution of the Board of Directors originally fixing the number of shares of such series. If the number of shares of any series is so decreased, then the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

B. Common Stock.

1. In General. Notwithstanding anything herein to the contrary, all preferences, voting powers, relative, participating, optional or other special rights and privileges, and qualifications, limitations, or restrictions of the Common Stock are expressly made subject to those that may be fixed with respect to any shares of Preferred Stock.

2. Dividend Rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when, if and as declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

3. Common Stock Voting Rights.

a. Except as otherwise provided by law or this Amended Certificate of Incorporation each holder of the Common Stock is entitled to one vote for each share of stock held by him of record on the books of the Corporation for the election of directors and on all matters submitted for a vote of stockholders of the Corporation.

b. For purposes of exercising any vote, election or consent hereunder or under applicable law, shares of Common Stock held by the Corporation or any of its subsidiaries shall not be deemed outstanding and shall not be counted in determining the outcome of any such vote, election or consent solicitation.

4. Increase or Decrease in Authorized Shares. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by an affirmative vote of the holders of a majority of the outstanding shares of capital stock of the Corporation, on an as-converted to Common Stock basis, irrespective of Section 242(b)(2) of the Delaware General Corporation Law.

ARTICLE FIFTH

A. Number of Directors. The number of directors that constitutes the entire Board of Directors of the Corporation shall be fixed by, or in the manner provided in, the Bylaws of the Corporation. At each annual meeting of stockholders, directors of the Corporation shall be elected to hold office until the expiration of the term for which they are elected and until their successors have been duly elected and qualified or until their earlier resignation or removal; except that if any such election shall not be so held, such election shall take place at a stockholders’ meeting called and held in accordance with the DGCL.

B. Classification of Directors. The directors of the Corporation shall be divided into three classes as nearly equal in size as practicable, hereby designated Class I, Class II and Class III. The Board of Directors may assign members of the Board of Directors already in office to such classes at the time such classification becomes effective. The term of office of the initial Class I directors shall expire at the first regularly scheduled annual meeting of the stockholders following the closing date of the Corporation’s initial public offering (the “Closing Date”), the term of office of the initial Class II directors shall expire at the second annual meeting of the stockholders following the Closing Date and the term of office of the initial Class III directors shall expire at the third annual meeting of the stockholders following the Closing Date. At each annual meeting of stockholders, commencing with the first regularly scheduled annual meeting of stockholders following the Closing Date, each of the successors elected to replace the directors of a class whose term shall have expired at such annual meeting shall be elected to hold office until the third annual meeting next succeeding his or her election and until his or her respective successor shall have been duly elected and qualified.

C. Removal and Vacancies. Notwithstanding the foregoing provisions of this Article, each director shall serve until his or her successor is duly elected and qualified or until his or her death, resignation, or removal. If the number of directors is hereafter changed, any newly created directorships or decrease in directorships shall be so apportioned among any classes of directors as designated hereby as to make all such classes as nearly equal in number as practicable, provided that no decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

Vacancies occurring on the Board of Directors for any reason and newly created directorships resulting from an increase in the authorized number of directors may be filled only by vote of a majority of the remaining members of the Board of Directors, although less than a quorum, or by a sole remaining director, at any meeting of the Board of Directors. A person so elected by the Board of Directors to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall be duly elected and qualified.

Notwithstanding the foregoing, any director may be removed from office by the stockholders of the Corporation only for cause.

ARTICLE SIXTH

The Corporation is to have perpetual existence.

ARTICLE SEVENTH

In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware:

A. The Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation. Any adoption, amendment or repeal of the Bylaws of the Corporation by the Board of Directors shall require the approval of a majority of the Board of Directors.

B. Notwithstanding the power granted to the Board of Directors of the Corporation in Section A of this Article SEVENTH, stockholders shall also have the power to adopt, amend or repeal the Bylaws of the Corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Certificate, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the then outstanding shares of voting stock entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal all or any portion of Article II, Section 3.2, Section 3.3, Section 3.4, Section 3.14, Article VI or Article IX of the Bylaws of the Corporation.

ARTICLE EIGHTH

A. Written Ballots. Elections of directors at an annual or special meeting need not be by written ballot unless the Bylaws of the Corporation shall so provide.

B. Location of Meetings and Books and Records. Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

C. No Action by Written Consent of Stockholders. No action shall be taken by the stockholders of the Corporation except at an annual or special meeting of the stockholders called in accordance with the Bylaws, and no action shall be taken by the stockholders by written consent.

D. Special Meetings. Special meetings of stockholders of the Corporation may be called only by the Chairman of the Board of Directors, the Chief Executive Officer of the Corporation, or the Board of Directors acting pursuant to a resolution adopted by a majority of the Board of

Directors and any power of stockholders to call a special meeting is specifically denied. Only such business shall be considered at a special meeting of stockholders as shall have been stated in the notice for such meeting.

E. Advance Notice Provision. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

ARTICLE NINTH

To the fullest extent permitted by the DGCL, as it presently exists or may hereinafter be amended from time to time, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a directors. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

The Corporation shall indemnify, to the fullest extent permitted by applicable law, any director or officer of the Corporation who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding. The Corporation shall be required to indemnify a person in connection with a Proceeding initiated by such person only if the Proceeding was authorized by the Board.

The Corporation shall have the power to indemnify, to the extent permitted by the DGCL, as it presently exists or may hereafter be amended from time to time, any employee or agent of the Corporation who was or is a party or is threatened to be made a party to any Proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.

Neither any amendment nor repeal of this Article NINTH, nor the adoption of any provision of this Corporation’s Certificate of Incorporation inconsistent with this Article NINTH, shall eliminate or reduce the effect of this Article NINTH in respect of any matter occurring, or any cause of action, suit or proceeding accruing or arising or that, but for this Article NINTH, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE TENTH

The Corporation reserves the right to amend and repeal any provision contained in this Certificate in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation; provided, however, that, notwithstanding any other provisions of this Amended Certificate of Incorporation, or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of this Corporation required by law or by this Amended Certificate of Incorporation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the then outstanding shares of voting stock entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal this Article TENTH, Article FIFTH, Article SIXTH, Article SEVENTH, Article EIGHTH, or ARTICLE NINTH.

ARTICLE ELEVENTH

All notices or other communications which are required or permitted hereunder shall be in writing and shall be deemed given to the recipient thereof: if delivered personally; sent by facsimile transmission (with confirmation back of receipt); one (1) day after delivery to a nationally recognized overnight courier for next day priority service; or five (5) days after deposit with the United States Postal Service for delivery by registered or certified mail postage prepaid; provided that such notice or other communications is addressed: if to the Corporation, to the last address provided by the Corporation in communications addressed to the person giving the notice or other communication; and if to any other person, to the last address provided by such person to the Corporation for purposes of the Corporation’s books and records, stock ledger, or otherwise.

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IN WITNESS WHEREOF, the undersigned has executed this certificate on             , 2007.

INTELLON CORPORATION

By:
Name:
Title: